Exhibit 99.1

Company Contact: Steve Martin Chief Financial Officer (858) 373-6303

Investors: EVC Group, Inc. Douglas Sherk Jennifer Beugelmans (415) 896-6820	Media: EVC Group, Inc Steve DiMattia (646) 277-8706
Stratagene Responds to Damages Awarded in Third Wave Case
     LA JOLLA, Calif., December 20, 2005 — Stratagene Corporation (NASDAQ:STGN), a developer, manufacturer and marketer of specialized life science research and diagnostic products, announced today that the federal judge overseeing Third Wave Technologies Inc. vs. Stratagene in the United States District Court for the Western District of Wisconsin has awarded Third Wave Technologies $15.9 million in damages and ruled that Stratagene must pay Third Wave’s attorney’s fees, in an amount to be determined by the court. In addition, the court denied Stratagene’s motions for judgment as a matter of law and for a new trial. On August 31, 2005, the jury in the case determined that Third Wave’s 6,090,543 and 6,348,314 patents are valid and that Stratagene’s FullVelocity products infringed those patents.
     The sales by Stratagene of these products were approximately $400,000 since their inception in early 2004. Stratagene has other embodiments of its FullVelocity technology that do not infringe Third Wave’s patents, and it believes that these embodiments can be applied effectively in both the research and molecular diagnostics marketplaces.
     Stratagene believes that the jury’s verdict and the damages awarded were not supported by the facts of the case or the law and as a result, the Company intends to appeal the decision. Stratagene intends to file an appeal in the Court of Appeals for the

Federal Circuit in Washington, D.C. once a final judgment has been entered by the District Court. In addition to appealing the verdict, Stratagene will be seeking to have the damages amount reduced or eliminated.
     Among the issues that Stratagene will raise on appeal are (i) the District Court’s decisions to prevent the jury from hearing evidence that Stratagene had obtained patents on its FullVelocity technology and that the Patent Office had concluded and informed Stratagene that Stratagene’s patents were free and clear of the prior art (including Third Wave’s patents); (ii) the District Court’s rejection of Stratagene’s position that Third Wave’s patents are invalid if they are interpreted as broadly as the District Court interpreted them; and (iii) the jury’s damages finding and the District Court’s trebling of it, thereby awarding $15.9 million in damages where there was only approximately $400,000 in allegedly infringing sales by Stratagene. Stratagene believes the foregoing grounds and others support a reversal of the jury’s verdict and the Court’s judgment and/or a substantial reduction of any damage award.
     The Company has previously announced that it has a pending lawsuit against Third Wave for infringement of Stratagene’s patents covering its proprietary FullVelocity™ technology for the quantitative detection of nucleic acids. The suit was filed in the U.S. District Court for the District of Delaware and seeks monetary damages as well as a permanent injunction against continued infringement by Third Wave for the sale of its Invader® Plus products.
About Stratagene Corporation
Stratagene is a developer, manufacturer and marketer of specialized life science research and diagnostic products. The Company’s life science research unit supports advances in science by inventing, manufacturing and distributing products that simplify accelerate and improve research. These products are used throughout the academic, industrial and government research sectors in fields spanning molecular biology, genomics, proteomics, drug discovery and toxicology. The Company’s diagnostic unit develops and manufactures products for urinalysis, and high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders. In addition, by combining its expertise in diagnostics and molecular biology, as well as its experience with FDA regulatory procedures, the Company is pursuing opportunities to expand its product portfolio to include molecular diagnostic kits and instrumentation. More information is available at www.stratagene.com.

Safe Harbor Statement
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Stratagene generally identifies forward-looking statements by using words like “believe,” “intend,” “target,” “expect,” “estimate,” “may,” “should,” “plan,” “project,” “contemplate,” “anticipate,” “predict” or similar expressions. You can also identify forward-looking statements by discussions of strategies, plans or intentions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Stratagene to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements are risks associated with the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, the company’s ability to compete effectively in the diagnostics and life sciences research markets, variability of the company’s quarterly revenues and operating results, the failure of the company to retain key employees, the company’s ability to obtain additional debt or equity financing, the possibility of declining sales due in part to a reduction in research and development budgets or government funding, the company’s ongoing ability to protect its own intellectual property rights and to avoid violating the intellectual property rights of third parties, extended manufacturing difficulties and currency fluctuations. For more information about these and other factors that could cause actual results to differ materially from those contained in or implied by the forward-looking statements please see “Factors that May Affect Future Results” included in Stratagene’s Annual Report on Form 10-K for the year ended December 31, 2004 and in other reports filed by Stratagene from time to time with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.